Exhibit (a)(4)

Amended Schedule A to Delaware Trust Instrument dated February 27, 2006.

Exhibit (a)(4)

SCHEDULE A
(to the Trust Instrument dated September 26, 2003)

Series of the Trust

(As amended February 27, 2006)

FBR Pegasus Fund
FBR Gas Utility Index Fund
FBR Large Cap Financial Fund
FBR Small Cap Financial Fund
FBR Small Cap Fund
FBR Large Cap Technology Fund
FBR Small Cap Technology Fund
FBR Fund for Government Investors